UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 21, 2014

Sysco Corporation

(Exact name of registrant as specified in its charter)

Delaware	1-06544	74-1648137
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1390 Enclave Parkway, Houston, TX 77077-2099

(Address of principal executive office) (zip code)

Registrant’s telephone number, including area code: (281) 584-1390

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 – CORPORATE GOVERNANCE AND MANAGEMENT

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On December 8, 2013, Sysco Corporation (“Sysco” or the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with USF Holding Corp. (“USF”), a Delaware corporation and the parent of US Foods, Inc. (“US Foods”), and two wholly-owned subsidiaries of Sysco, pursuant to which Sysco will acquire USF (the “Merger”), on the terms and subject to the conditions set forth in the Merger Agreement. On March 21, 2014, in recognition of the significant efforts undertaken to secure the Merger Agreement, the strategic importance of the Merger to the Company and its stockholders, the complexity of the integration of Sysco and US Foods, and the importance of retaining key employees, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company approved the grant of incentive and retention awards to certain officers and key employees of the Company, including named executive officers, as discussed below.

In light of the officers’ respective efforts in connection with the Merger Agreement, the Committee approved the following lump sum cash awards to the named executive officers discussed below, each of whom was disclosed in the Company’s definitive proxy statement for its 2013 Annual Meeting of Stockholders. Such named executive officers will receive these awards within thirty days of the Committee’s approval on March 21, 2014.

•	Robert C. Kreidler, Executive Vice President and Chief Financial Officer, will receive a one-time cash award of $429,000, which is sixty percent (60%) of his current annual base salary.

•	Michael W. Green, Executive Vice President and President of Foodservice Operations, will receive a one-time cash award of $143,000, which is twenty percent (20%) of his current annual base salary.

•	Wayne R. Shurts, Executive Vice President and Chief Technology Officer, will receive a one-time cash award of $117,400, which is twenty percent (20%) of his current annual base salary.

•	William B. Day, Executive Vice President, Merchandising, will receive a one-time cash award of $104,000, which is twenty-percent (20%) of his current annual base salary.

In addition, in recognition of the officers’ respective contributions and ongoing efforts related to the planning and execution of the integration of Sysco and US Foods, the Committee approved the following lump sum cash awards to the following named executive officers. Each officer’s receipt of their respective awards is conditioned upon (a) the closing of the Merger, (b) the approval of a definitive integration plan, (c) successful completion of the project objectives for the officer’s assigned role, and (d) the officer’s employment in good standing with the Company on the date that the merger closes (unless the officer retires on or after December 31, 2014, is at least 55 years of age, and has no less than 10 years of service with the Company).

•	Mr. Kreidler would receive a one-time cash incentive award of $715,000, which is equal to one hundred percent (100%) of his current annual base salary.

•	Mr. Green would receive a one-time cash incentive award of $536,250, which is equal to seventy-five percent (75%) of his current annual base salary.

•	Mr. Shurts would receive a one-time cash incentive award of $440,250, which is equal to seventy-five percent (75%) of his current annual base salary.

•	Mr. Day would receive a one-time cash incentive award of $208,080, which is equal to forty percent (40%) of his current annual base salary.

The awards described above are subject to a twelve-month clawback provision whereby, subject to applicable law, all of the award paid to the recipient may be recovered by the Company if the recipient voluntarily leaves the Company or is terminated for cause within the twelve-month period following receipt of the award. A voluntary departure does not include a retirement in good standing in which the officer is at least 55 years of age and has no less than 10 years of service with the Company.

Designation of Sole Principal Accounting Officer

As described in the Form 8-K filed by the Company on March 3, 2014, the Board, on February 20, 2014, elected Joel Grade as Senior Vice President-Finance and Chief Accounting Officer of the Company. Since February 20, 2014, Mr. Grade has shared duties as principal accounting officer of the Company with G. Mitch Elmer, the Company’s Senior Vice President, Controller and Chief Accounting Officer. On March 27, 2014, the Board determined that Mr. Elmer would no longer hold the title of Chief Accounting Officer of the Company, and that he would no longer share the duties of principal accounting officer of the Company with Mr. Grade. Mr. Elmer will continue in the employ of the Company as Senior Vice President, Shared Services Finance.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Sysco Corporation has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sysco Corporation

Date: March 27, 2014	By:	/s/ Russell T. Libby
Russell T. Libby
Executive Vice President-Corporate Affairs, Chief Legal Officer and Corporate Secretary